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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) September 24, 2004
                                                        ------------------


                               Intelligroup, Inc.
         --------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

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         New Jersey                      0-20943                           11-2880025
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
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer Identification No.)
      of Incorporation)
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499 Thornall Street
Edison, New Jersey                                            08837
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(Address of Principal Executive Offices)                   (Zip Code)


                                 (732) 590-1600
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                         (Registrant's telephone number,
                              including area code)


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Common Stock Purchase Agreement

On September 24, 2004, Intelligroup, Inc. (the "Company") entered into a definitive common stock purchase agreement (the "Purchase Agreement") with SB Asia Infrastructure Fund, L.P. and Venture Tech Assets, Ltd. (together, the "Investors") pursuant to which the Investors agreed to acquire an aggregate of 17,647,058 shares of the Company's common stock in a private placement at a purchase price of $0.85 per share for a total purchase price of $15,000,000. As a result of the private placement, the Investors will own approximately 50.3% of the Company's outstanding common stock, with SB Asia Infrastructure Fund, L.P. owning approximately 33.5% and Venture Tech Assets Ltd. owning approximately 16.8%. The agreement also provides that the Investors will have the right to designate five of the nine members of the Company's Board of Directors, and grants the Investors certain other rights, including the right to have their shares of common stock registered under the Securities Act of 1933, as amended, the right to participate in future equity offerings and approval rights with respect to specified significant transactions.

On September 29, 2004, the Company and the Investors rescinded the Purchase Agreement and entered into a new purchase agreement (the "New Purchase Agreement"). The terms of the New Purchase Agreement were substantially the same as the terms of the Purchase Agreement, except that the New Purchase Agreement allows the Investors to complete certain business combinations in the future, subject to receipt by the disinterested directors of an opinion from a nationally-recognized financial advisor that the transaction is either fair to the shareholders of the Company from a financial point of view or necessary for the continued financial viability of the Company. If the transaction is one that would require shareholder approval, then the transaction must be approved by a majority of the shareholders that are unaffiliated with the Investors. The foregoing restrictions would not apply to transactions the primary purpose of which is to reincorporate in another jurisdiction.

The purchase of the shares of the Company's common stock pursuant to the New Purchase Agreement occurred on September 30, 2004.


Amendment to 2004 Stock Option Plan

On September 24, 2004, the Company amended its 2004 Equity Incentive Award Plan (the "Plan") to reduce the number of shares of common stock available under the Plan from (a) the sum of (i) 2,500,000 shares and (ii) any shares which as of the effective date of the Plan were available for issuance under the Company's prior plan (the "Prior Plan") and which following the effective date were not issued under the Prior Plan, to (b) the sum of (i) 1,100,000 shares and (ii) any shares which as of the effective date of the Plan were available for issuance under the Prior Plan and which following the effective date were not issued under the Prior Plan.


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ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On September 29, 2004, the Company entered into a definitive common stock purchase agreement (the "New Purchase Agreement") with SB Asia Infrastructure Fund, L.P. and Venture Tech Assets, Ltd. (together, the "Investors") pursuant to which the Investors agreed to acquire an aggregate of 17,647,058 shares of the Company's common stock in a private placement at a purchase price of $0.85 per share for a total purchase price of $15,000,000. As a result of the private placement, the investors will own approximately 50.3% of the Company's outstanding common stock, with SB Asia Infrastructure Fund, L.P. owning approximately 33.5% and Venture Tech Solutions Pvt. Ltd. owning approximately 16.8%. The private placement was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The shares were offered by the Company without general solicitation, and each of the investors has represented to the Company that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act and that it was acquiring the shares for investment purposes only, and not with a view to distribution.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

On September 30, 2004, the Company terminated its "poison pill" by amending its Shareholder Protection Rights Agreement dated as of November 6, 1998 (the "Rights Agreement") which provided for the distribution of one preferred stock purchase right (a "Right") for each outstanding common share, par value $0.01 per share (the "Common Stock"), of the Company upon the occurrence of certain events as set forth therein. The Company amended the Rights Agreement to define the "Expiration Time" as September 30, 2004. The Rights Agreement as amended expired on September 30, 2004. Therefore the holders of shares of the Company's Common Stock no longer have any rights pursuant to the Rights Agreement.



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                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     INTELLIGROUP, INC.

                                   By: /s/ David Distel
                                       ------------------------------------
                                   Name:  David Distel
                                   Title: Chief Financial Officer and Treasurer


Date: September 30, 2004